    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 2001

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ROCKWELL COLLINS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                                    400 Collins Road NE
                                                 Cedar Rapids, Iowa 52498
              Delaware                                (319) 295-1000                                     52-2314475
  (STATE OR OTHER JURISDICTION OF         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE        (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)        NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S
                                               PRINCIPAL EXECUTIVE OFFICES)

                             ---------------------
                             GARY R. CHADICK, ESQ.
              Senior Vice President, General Counsel and Secretary
                             Rockwell Collins, Inc.
                              400 Collins Road NE
                            Cedar Rapids, Iowa 52498
                                 (319) 295-1000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                             ---------------------
                                   Copies to:

                   PETER R. KOLYER, ESQ.                                        MORTON A. PIERCE, ESQ.
                   Chadbourne & Parke LLP                                        Dewey Ballantine LLP
                    30 Rockefeller Plaza                                     1301 Avenue of the Americas
                  New York, New York 10112                                  New York, New York 10019-6062
                       (212) 408-5100                                               (212) 259-8000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO BE         OFFERING PRICE PER   AGGREGATE OFFERING     AMOUNT OF
        SECURITIES TO BE REGISTERED                 REGISTERED               UNIT(1)              PRICE(1)       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share
  (including the associated preferred share
  purchase rights)..........................         --(2)(3)                   --                   --                 --
---------------------------------------------------------------------------------------------------------------------------------
Preferred Stock, no par value...............         --(2)(3)                   --                   --                 --
---------------------------------------------------------------------------------------------------------------------------------
Debt securities.............................         --(2)(4)                   --                   --                 --
---------------------------------------------------------------------------------------------------------------------------------
Warrants....................................           --(5)                    --                   --                 --
---------------------------------------------------------------------------------------------------------------------------------
Totals......................................       $750,000,000              100%(6)            $750,000,000         $187,500
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o). Exclusive of accrued interest, if any, on the debt securities and accrued dividends, if any, on the preferred stock.

(2) In addition to the securities that are being issued directly under this registration statement, there are being registered hereunder an indeterminate number of shares of common stock and preferred stock and an indeterminate principal amount of debt securities that may be issued upon conversion or exchange of the securities issued directly hereunder. No separate consideration will be received for any shares of common stock, preferred stock or debt securities so issued upon conversion or exchange.

(3) The shares of common stock and preferred stock set forth in the Calculation of Registration Fee table, and which may be offered pursuant to this registration statement, include, pursuant to Rule 416 under the Securities Act, such additional number of shares of the registrant's common stock and preferred stock as may become issuable as a result of any stock splits, stock dividends or similar events.

(4) Or (i) if any debt securities are issued at an original issue discount, such greater amount as shall result in an aggregate initial offering price equal to the amount to be registered or (ii) if any debt securities are issued with a principal amount denominated in a foreign currency or composite currency, such amount as shall result in an aggregate initial offering price equivalent thereto in U.S. dollars at the time of initial offering.

(5) Includes warrants to purchase common stock, warrants to purchase preferred stock and warrants to purchase debt securities.

(6) The proposed maximum offering price per unit will be determined by us in connection with the issuance of the securities.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2001

PROSPECTUS
----------
                             ROCKWELL COLLINS, INC.

                                  $750,000,000

                                  COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                PREFERRED STOCK
                                DEBT SECURITIES
                       WARRANTS TO PURCHASE COMMON STOCK
                      WARRANTS TO PURCHASE PREFERRED STOCK
                      WARRANTS TO PURCHASE DEBT SECURITIES

                             ---------------------

     We may offer from time to time any of our securities described in this prospectus, and we will provide the specific terms for each of these securities in supplements to this prospectus. This prospectus may not be used to consummate sales of securities unless accompanied by the applicable supplement. You should read carefully this prospectus and any supplements before you invest.

     Our common stock is listed on the New York Stock Exchange, Inc. under the trading symbol "COL".

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this Prospectus is           , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    1
How to Obtain More Information .............................    1
Documents Incorporated by Reference ........................    2
The Company.................................................    3
Use of Proceeds ............................................    3
Ratio of Our Earnings to Fixed Charges......................    4
Description of Capital Stock................................    4
Description of Debt Securities .............................    9
Description of the Warrants to Purchase Common or Preferred
  Stock.....................................................   19
Description of the Warrants to Purchase Debt Securities.....   20
Plan of Distribution .......................................   21
Legal Matters...............................................   21
Experts.....................................................   21
Forward-Looking Statements .................................   22

                            ------------------------

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a "shelf" registration statement that we filed with the Securities and Exchange Commission. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $750,000,000. For further information about our business and the securities, you should refer to the registration statement, the documents incorporated by reference therein and the exhibits thereto. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading "How to Obtain More Information".

     This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "How to Obtain More Information".

     You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                         HOW TO OBTAIN MORE INFORMATION

     In accordance with the Securities Exchange Act of 1934, as amended, we file reports, proxy and information statements and other information with the SEC. You may read and copy these reports, proxy and information statements and other information that we file, including the registration statement and its exhibits, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the SEC (http://www.sec.gov). We also maintain an Internet site at http://www.rockwellcollins.com. Our Internet site and the information contained therein or connected thereto are not incorporated into this prospectus or the registration statement of which it forms a part.

     You may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The SEC's rules allow us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those filings. This information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede any previous information. Any such information so modified or superseded will not constitute a part of this prospectus, except as so modified or superseded. We incorporate by reference the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of securities by this prospectus is completed:

     - Our Registration Statement on Form 10, as amended (File No. 001-16445), dated June 15, 2001;

     - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

     - Our Current Report on Form 8-K filed July 11, 2001; and

     - Our Current Report on Form 8-K filed November 6, 2001.

     Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (excluding exhibits to the documents, unless exhibits are specifically incorporated by reference into the documents). You may submit a request for this material to Shareowner Relations, Rockwell Collins, Inc., 400 Collins Road NE, Cedar Rapids, Iowa 52498 (telephone number
(319) 295-4045).

                                  THE COMPANY

     Rockwell Collins, Inc. (which may be referred to in this document as Rockwell Collins, the Company, we, us or our) is a world leader in providing aviation electronics and airborne and mobile communications products and systems for commercial and military applications. We have a global presence, with operations in 27 countries, and serve our worldwide customer base through our Commercial Systems and Government Systems businesses. Our Commercial Systems business supplies flight deck electronic products and systems, including communications, navigation, display and automatic flight control systems, as well as in-flight entertainment and information management systems, to manufacturers of commercial air transport, business and regional aircraft and commercial airlines throughout the world. Our Government Systems business supplies defense electronics products and systems, including communications, navigation and integrated systems, for airborne, ground and shipboard applications to the U.S. Department of Defense, foreign militaries and manufacturers of military aircraft and helicopters. In addition, both our Commercial Systems and Government Systems businesses provide a wide array of services and support to our customers through our network of over 60 service locations worldwide.

     On June 29, 2001 we became an independent, publicly-held company by means of the distribution of all of the outstanding shares of our common stock to shareowners of Rockwell International Corporation (which may be referred to in this document as Rockwell) in a tax-free spin-off (which may be referred to in this document as the Distribution). Prior to the Distribution, we were a wholly-owned subsidiary of Rockwell and, together with other subsidiaries of Rockwell, operated Rockwell's avionics and communications business. Our principal executive offices are located at 400 Collins Road NE, Cedar Rapids, Iowa 52498, and our telephone number is (319) 295-1000.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of securities offered by this prospectus will be used for one or more of the following purposes:

     - repayment of existing indebtedness;

     - additional working capital;

     - capital expenditures;

     - financing of possible acquisitions;

     - repurchases of our common stock; and

     - general corporate purposes.

     When we offer particular securities pursuant to this prospectus, the prospectus supplement relating to that offering will set forth the intended use of the net proceeds received from that offering. Pending the application of the net proceeds, except as otherwise set forth in the applicable prospectus supplement, we expect to invest the proceeds from the sale of offered securities in interest-bearing securities.

                     RATIO OF OUR EARNINGS TO FIXED CHARGES

     The ratio of our earnings to fixed charges for each of the periods indicated is as follows:

                                                                   NINE MONTHS      PRO FORMA      PRO FORMA NINE
                                                                      ENDED        YEAR ENDED       MONTHS ENDED
                            FISCAL YEAR ENDED SEPTEMBER 30,(1)      JUNE 30,      SEPTEMBER 30,       JUNE 30,
                           ------------------------------------    -----------    -------------    --------------
                           1996    1997    1998    1999    2000      2001(1)         2000(2)          2001(2)
                           ----    ----    ----    ----    ----    -----------    -------------    --------------
Ratio of earnings to
  fixed charges(3).......  47.0    56.0    15.6    73.8    67.5       58.0            15.7              15.5

---------------
(1) In connection with the Distribution, Rockwell transferred substantially all of the assets and liabilities associated with its former avionics and communications business to us. In addition, Rockwell transferred to us certain other assets and liabilities previously unrelated to the avionics and communications business, including certain assets and liabilities of Rockwell-sponsored employee benefit plans and a 50% ownership interest in Rockwell Scientific Company LLC. The financial information for all periods presented is based upon the financial statements included in our Registration Statement on Form 10 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001. This financial information should be read in conjunction with these documents. Financial information prior to the Distribution may not be indicative of what the financial position, results of operations and cash flows would have been if we had been a stand-alone, independent public company for all periods presented.

(2) Pro forma financial information is presented as if the Distribution occurred on October 1, 1999. Pro forma adjustments include interest expense on $300 million of commercial paper borrowings used to fund a pre-Distribution payment to Rockwell and income and costs related to employee benefit plan obligations related to active and former Rockwell employees not associated with the avionics and communications business that were assumed by us in connection with the Distribution.

(3) "Earnings" are defined as income before income taxes and accounting change, adjusted for income or loss attributable to minority interests in subsidiaries, undistributed earnings of less than majority owned subsidiaries, and fixed charges excluding capitalized interest. "Fixed Charges" are defined as interest on borrowings (whether expensed or capitalized) and that portion of rental expense applicable to interest. Our ratio of earnings to combined fixed charges and preferred stock dividends for the periods above are the same as our ratio of earnings to fixed charges because we had no shares of preferred stock outstanding for the periods presented and currently have no shares of preferred stock outstanding.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock, as amended or superseded by any applicable prospectus supplement, includes a summary of certain provisions of our restated certificate of incorporation and our amended by-laws. This description is subject to the detailed provisions of, and is qualified by reference to, our restated certificate of incorporation and our amended by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

     We are authorized to issue (1) 1,000,000,000 shares of common stock, par value $.01 per share, of which 183,635,165 shares were outstanding as of October 31, 2001, and (2) 25,000,000 shares of preferred stock, without par value, of which no shares were outstanding as of October 31, 2001. Our board of directors has designated 2,500,000 shares of our preferred stock as Series A Junior Participating Preferred Stock for issuance in connection with the exercise of our preferred share purchase rights. For a more detailed discussion of our preferred share purchase rights and how they relate to our common stock, please see "-- Rockwell Collins Rights Plan". The authorized shares of our common stock and preferred stock are available for issuance without further action by our shareowners, unless the action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our shareowners is not so required, our board of directors may determine not to seek shareowner approval.

COMMON STOCK

     Holders of common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or set aside. In the event of our liquidation, dissolution or winding up, the holders of common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock.

     Each holder of our common stock will be entitled to one vote for each share of common stock outstanding in the holder's name. No holder of common stock will be entitled to cumulate votes in voting for directors. Our restated certificate of incorporation provides that, unless otherwise determined by our board of directors, no holder of our common stock will have any right to purchase or subscribe for any stock of any class which we may issue or sell.

     Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

PREFERRED STOCK

     Our restated certificate of incorporation permits us to issue up to 25,000,000 shares of our preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors in a certificate of designation without any further action by our shareowners. Our board of directors has designated 2,500,000 shares of our preferred stock as Series A Junior Participating Preferred Stock for issuance in connection with the exercise of our preferred share purchase rights. The powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of any other series will be fixed by a certificate of designation relating to such series, which will specify the terms of the preferred stock, including:

     - the maximum number of shares in the series and the distinctive designation;

     - the terms on which dividends, if any, will be paid;

     - the terms on which the shares may be redeemed, if at all;

     - the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

     - the liquidation preference, if any;

     - the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

     - the restrictions on the issuance of shares of the same series or any other class or series; and

     - the voting rights, if any, of the shares of the series.

     Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that, depending on the terms of such series, could impede the completion of a merger, tender offer or other takeover attempt.

     We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the related prospectus supplement are not complete. You should refer to the certificate of designation relating to the applicable series of preferred stock for complete information. The applicable prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the preferred stock.

  Series A Junior Participating Preferred Stock

     For a description of the Series A Junior Participating Preferred Stock, please see "-- Rockwell Collins Rights Plan".

CERTAIN PROVISIONS IN OUR RESTATED CERTIFICATE OF INCORPORATION AND AMENDED BY-LAWS

     Our restated certificate of incorporation and amended by-laws contain various provisions intended to promote the stability of our shareowner base and render unsolicited or hostile attempts to acquire control of us more difficult. These provisions could have the effect of discouraging transactions that might lead to a change of control of us.

     Our restated certificate of incorporation provides that the number of directors is fixed by our board of directors. Other than directors elected by the holders of any series of preferred stock or any other series or class of stock except common stock, our directors are divided into three classes. Each class consists as nearly as possible of an equal number of directors. Currently, the terms of office of the three classes of directors expire, respectively, at our annual meetings in 2002, 2003 and 2004. The term of the successors of each class of directors expires three years from the year of election. Directors elected by shareowners at an annual meeting of shareowners will be elected by a plurality of all votes cast. Directors may be removed from office, but only for cause and only by the affirmative vote of the holders of not less than 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

     Our restated certificate of incorporation contains a fair price provision pursuant to which a business combination, as defined in our restated certificate of incorporation, between us or one of our subsidiaries and an interested shareowner, as defined in our restated certificate of incorporation, requires approval by the affirmative vote of the holders of not less than 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the business combination is approved by at least two-thirds of the continuing directors, as defined in our restated certificate of incorporation, or certain fair price criteria and procedural requirements specified in the fair price provision are met. If either the requisite approval of our board of directors or the fair price criteria and procedural requirements were met, the business combination would be subject to the voting requirements otherwise applicable under the Delaware General Corporation Law, which for most types of business combinations currently would be the affirmative vote of the holders of a majority of all of our outstanding shares of stock entitled to vote thereon. Any amendment or repeal of the fair price provision, or the adoption of provisions inconsistent therewith, must be approved by the affirmative vote of the holders of not less than 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless such amendment, repeal or adoption is approved by at least two-thirds of the continuing directors, in which case the provisions of the Delaware General Corporation Law would require the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote thereon.

     Our restated certificate of incorporation and amended by-laws provide that a special meeting of shareowners may be called only by a resolution adopted by a majority of the entire board of directors. Shareowners are not permitted to call, or to require that the board of directors call, a special meeting of shareowners. Moreover, the business permitted to be conducted at any special meeting of shareowners is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. In addition, our restated certificate of incorporation provides that any action taken by our shareowners must be effected at an annual or special meeting of shareowners and may not be taken by written consent instead of a meeting. Our amended by-laws establish an advance notice procedure for shareowners to nominate candidates for election as directors or to bring other business before meetings of our shareowners.

     Our restated certificate of incorporation provides that the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to amend or repeal the provisions of our restated certificate of incorporation with respect to:

     - the election of directors;

     - the right to call a special shareowners meeting;

     - the right to act by written consent;

     - amending our restated certificate of incorporation or amended by-laws; or

     - the right to adopt any provision inconsistent with the preceding provisions.

In addition, our restated certificate of incorporation provides that our board of directors may make, alter, amend and repeal our amended by-laws and that the amendment or repeal by shareowners of any of our amended by-laws would require the affirmative vote of at least 80% of the voting power described above, voting together as a single class.

ROCKWELL COLLINS RIGHTS PLAN

     Each outstanding share of our common stock also evidences one preferred share purchase right. Each preferred share purchase right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, at $125, subject to adjustment. The description and terms of the preferred share purchase rights are set forth in the rights agreement dated as of June 28, 2001 between us and Mellon Investor Services LLC, as rights agent.

     Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of our outstanding capital stock (an acquiring person) or (2) 10 business days, or such later date as may be determined by our board of directors prior to such time as any person or group becomes an acquiring person, following the commencement of, or the announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our outstanding capital stock, the earlier of such dates being called the rights distribution date, preferred share purchase rights will be attached to common stock and will be owned by the registered owners of common stock.

     The rights agreement provides that, until the preferred share purchase rights are no longer attached to the common stock, or until the earlier redemption or expiration of the preferred share purchase rights:

     - the preferred share purchase rights will be transferred with and only with common stock;

     - certificates representing common stock and statements in respect of shares of common stock registered in book-entry or uncertificated form will contain a notation incorporating by reference the terms of the preferred share purchase rights; and

     - the transfer of any shares of common stock will also constitute the transfer of the associated preferred share purchase rights.

As soon as practicable following the date the preferred share purchase rights are no longer attached to the common stock, separate certificates evidencing preferred share purchase rights will be mailed to holders of record of common stock as of the close of business on the date the preferred share purchase rights are no longer attached to the common stock and the separate certificates alone will evidence preferred share purchase rights.

     In addition, the rights agreement provides that in connection with the issuance or sale of our common stock following the date the rights separate from the common stock and prior to the earlier of (1) the date the preferred share purchase rights are redeemed and (2) the date the preferred share purchase rights expire, (a) we will, with respect to common stock issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement in existence prior to the date the rights separate from the common stock, or upon the exercise, conversion or exchange of securities, notes or debentures under the terms thereof issued by us and in existence prior to the date the rights separate from the common stock, and (b) we may, in any other case, if deemed necessary or appropriate by our board of directors, issue certificates representing the appropriate number of preferred share purchase rights in connection with such issuance or sale. We will not be obligated to issue any of these certificates if, and to the extent that, we are advised by counsel that the issuance of those certificates would create a significant risk of material adverse tax consequences to us or the person to whom such certificate would be issued or would create a significant risk that the stock options or employee plans or arrangements would fail to qualify for otherwise available special tax treatment. In addition, no certificate will be issued if, and to the extent that, appropriate adjustments otherwise have been made instead of the issuance thereof.

     Preferred share purchase rights are not exercisable until the rights distribution date. Preferred share purchase rights will expire on June 30, 2011, unless this expiration date is extended or unless preferred share purchase rights are earlier redeemed by us, in each case, as described below.

     The purchase price payable, and the number of shares of Series A Junior Preferred Stock or other securities or property issuable, upon exercise of the preferred share purchase rights are subject to adjustment from time to time to prevent dilution upon the occurrence of the following events:

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, Series A Junior Preferred Stock;

     - upon the grant to holders of shares of Series A Junior Preferred Stock of rights or warrants to subscribe for or purchase shares of Series A Junior Preferred Stock at a price, or securities convertible into shares of Series A Junior Preferred Stock with a conversion price, less than the then current market price of the shares of Series A Junior Preferred Stock; or

     - upon the distribution to holders of shares of Series A Junior Preferred Stock of evidences of indebtedness or assets, excluding regular periodic cash dividends or dividends payable in shares of Series A Junior Preferred Stock, or of subscription rights or warrants, other than those referred to above.

     The number of outstanding preferred share purchase rights and the number of one one-hundredths of a share of Series A Junior Preferred Stock issuable upon exercise of each preferred share purchase right are also subject to adjustment in the event of a stock split of common stock or a stock dividend on common stock payable in common stock or subdivisions, consolidations or combinations of common stock occurring, in any such case, prior to the date the preferred share purchase rights are no longer attached to the common stock.

     We cannot redeem shares of Series A Junior Preferred Stock purchasable upon exercise of preferred share purchase rights. Each share of Series A Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock whenever such dividend is declared. In the event of liquidation, the holders of Series A Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A Junior Preferred Stock will have 100 votes, voting together with common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Junior Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. These rights will be protected by customary antidilution provisions.

     Because of the nature of the Series A Junior Preferred Stock's dividend, liquidation and voting rights, the value of each one one-hundredth interest in a share of Series A Junior Preferred Stock purchasable upon exercise of each preferred share purchase right should approximate the value of one share of common stock.

     In the event that, at any time after any person or group of affiliated or associated persons has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or

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more of our consolidated assets or earning power is sold, proper provision will be made so that each holder of a preferred share purchase right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of a preferred share purchase right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of a preferred share purchase right.

     In the event that any person or group of affiliated or associated persons becomes an acquiring person, proper provision shall be made so that each holder of a preferred share purchase right, other than preferred share purchase rights beneficially owned by the acquiring person, which will thereafter be void, will thereafter have the right to receive upon exercise, instead of shares of Series A Junior Preferred Stock, that number of shares of common stock having a market value of two times the exercise price of a preferred share purchase right.

     At any time after any person or group of affiliated or associated persons becomes an acquiring person, and prior to the acquisition by such person or group of 50% or more of our outstanding common stock, our board of directors may exchange preferred share purchase rights, other than preferred share purchase rights owned by such person or group, which will have become void after such person became an acquiring person, for common stock, at an exchange ratio of one share of common stock per preferred share purchase right, subject to adjustment.

     No fractional shares of Series A Junior Preferred Stock will be issued, other than fractions which are integral multiples of one one-hundredth of a share of Series A Junior Preferred Stock, which may, at our election, be evidenced by depository receipts. Instead, an adjustment in cash will be made based on the market price of Series A Junior Preferred Stock on the last trading day prior to the date of exercise.

     At any time prior to any person or group of affiliated or associated persons becoming an acquiring person, our board of directors may redeem preferred share purchase rights in whole, but not in part, at a price of $.01 per preferred share purchase right, subject to adjustment. The redemption of preferred share purchase rights may be made effective at such time, on such basis and with such conditions as our board of directors may determine, in its sole discretion. Immediately upon any redemption of preferred share purchase rights, the right to exercise preferred share purchase rights will terminate and the only right of the holders of preferred share purchase rights will be to receive the redemption price.

     The terms of preferred share purchase rights may be amended by our board of directors without the consent of the holders of preferred share purchase rights, including an amendment to decrease the threshold at which a person becomes an acquiring person from 15% to not less than 10%, except that from and after such time as any person becomes an acquiring person, no such amendment may adversely affect the interests of the holders of preferred share purchase rights.

     Until a preferred share purchase right is exercised, the holder thereof, as such, will have no rights as a shareowner of our company, including, without limitation, the right to vote or to receive dividends.

     The foregoing summary of the material terms of preferred share purchase rights is qualified by reference to our rights agreement, a copy of which is on file with the SEC.

                         DESCRIPTION OF DEBT SECURITIES

     We will issue debt securities in one or more series under an indenture dated as of November 1, 2001 between us and Citibank, N.A., as trustee. The indenture may be supplemented from time to time. The indenture is an exhibit to the registration statement of which this prospectus is a part. In addition to the following summary, you should refer to the specific terms of the indenture for more detailed information. Some of the capitalized terms used in the following discussion are defined in the indenture, and their definitions are incorporated by reference into this prospectus. When we use italics, we are referring to sections in the indenture. Wherever we refer to particular provisions of the indenture, those provisions are incorporated by reference in our summary, which is qualified by such reference. (In addition to the November 1, 2001 indenture described below, we may issue debt securities, including subordinated debt

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

securities, pursuant to another indenture or indentures to be entered into after the date hereof. If we elect to issue debt securities under another indenture, we will file a copy of that indenture as an exhibit to the registration statement of which this prospectus is a part.)

GENERAL

     The indenture does not limit the amount of debt securities we may issue. Debt securities may be issued up to the aggregate principal amount that we may authorize from time to time in one or more series. (Section 3.01).

     The prospectus supplement relating to the particular series of debt securities we are offering will specify the amounts, prices and terms of those debt securities. These terms may include:

     - the title and type of the debt securities;

     - any limit on the aggregate principal amount of the debt securities;

     - if the debt securities are not denominated in U.S. dollars, the foreign currency or currencies in which the debt securities are denominated and, if any payment of principal, interest or any other amount in respect of the debt securities is not payable in U.S. dollars, the foreign currency or currencies in which the payment will be payable;

     - the date or dates on which the principal will be payable;

     - any rate or rates, or the method of determining the rate or rates, at which the debt securities will bear interest;

     - the date or dates from which interest will accrue and the date or dates on which interest will be payable;

     - the place or places where payments will be made;

     - any redemption and sinking fund terms;

     - the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

     - whether the debt securities are issuable as registered securities or as bearer securities, or both, and whether the debt securities will be issued with or without coupons;

     - whether the debt securities will be issued in whole or in part in the form of one or more global securities and the depositary for the global security or securities;

     - whether any additional amounts will be payable on the debt securities in respect of any taxes and, if so, whether we may redeem the debt securities rather than pay the additional amounts;

     - if applicable, the method for determining how principal, premium, if any, or interest will be calculated by reference to an index;

     - the person to whom any interest will be payable, if other than the record holder on the applicable record date;

     - the manner in which any interest on any bearer security will be payable if other than upon presentation and surrender of the related coupons as they mature;

     - the extent to which any interest payable on any temporary global security will be paid if other than in the manner provided in the indenture;

     - any changes in or additions to the events of default or covenants contained in the indenture;

     - any defeasance or covenant defeasance provisions;

     - any conversion or exchange features of the debt securities;

     - any other terms of the debt securities, which will not conflict with the terms of the indenture. (Section 3.01).

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

     The debt securities will be our direct, unsecured and unsubordinated obligations. The debt securities will rank equally with any of our other unsecured and unsubordinated obligations for borrowed money.

     The indenture does not limit other indebtedness or securities which we may incur or issue. The indenture does not contain financial or similar restrictions on us, except as described under "-- Certain Covenants". Other than the protections which may otherwise be afforded holders of debt securities as a result of the operation of the covenants contained in the indenture, there are no covenants or other provisions that may afford holders of debt securities protection if there is a leveraged buyout or other highly leveraged transaction involving us or any similar occurrence.

     We will describe the restrictions, elections, tax consequences, specific terms and other information relating to any debt securities denominated in a foreign currency or composite currency in the applicable prospectus supplement.

     We will describe the federal income tax consequences and other special considerations applicable to any debt securities issued as original issue discount securities in the applicable prospectus supplement. Original issue discount securities are securities which bear no interest or interest at a rate which at the time of issuance is below market rates.

FORM, DENOMINATIONS, REGISTRATION, TRANSFER AND EXCHANGE

     Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. Unless otherwise specified in the applicable prospectus supplement, we will issue registered securities in denominations of multiples of $1,000 and bearer securities in denominations of multiples of $10,000. The indenture provides that we may issue debt securities in global form. Please see "-- Global Securities" below. Unless otherwise indicated in the applicable prospectus supplement, bearer securities, other than global securities, will have interest coupons attached. (Sections 2.01 and 3.02).

     You may surrender debt securities for exchange and registered securities for registration of transfer in the manner, at the places and subject to the restrictions set forth in the applicable prospectus supplement. This may be done without service charge but we may require payment of related taxes or other governmental charges. Bearer securities and the attached coupons will be transferable by delivery. (Section 3.05).

     In connection with its original issuance, no bearer security may be delivered to any location in the United States and, unless otherwise specified in the applicable prospectus supplement, a bearer security may be delivered in connection with its original issuance only if the person entitled to receive the bearer security furnishes written certification in the form required by the indenture.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that we will deposit with a depositary identified in the applicable prospectus supplement. Global securities may be issued in fully registered or bearer form and may be issued in either temporary or permanent form.

     We anticipate that the following provisions will generally apply to depository arrangements. We will describe in the applicable prospectus supplement whether all or any part of the debt securities will be issued in the form of one or more global securities and the specific terms of the related depository arrangement.

     We expect that upon the issuance of a registered global security, and the deposit of the registered global security with or on behalf of the depositary, the depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the registered global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters or agents engaging in the distribution of such debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a registered global security will be limited to institutions that have accounts with the depositary, and to persons that may hold interests through the institutions. These institutions are often referred to as "participants" of the depositary. For interests of persons holding through participants, the ownership of such interests will be shown on the records of the participants. Transfer of that ownership will be effected only through those records.

     Unless otherwise specified in the applicable prospectus supplement, payment of principal of, premium, if any, and any interest on debt securities represented by any registered global security will be made to the depositary or its nominee, as the sole registered owner and the sole holder of the debt securities. Neither we, the trustee nor any agents of us or the trustee will be responsible for any aspect of the depositary's records or any participant's records relating to or payments made by the depositary or any participants on account of beneficial ownership interests in a registered global security representing any debt securities. Neither we, the trustee nor any agents of us or the trustee will be responsible or liable for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to beneficial ownership interests.

     We expect that the depositary or its nominee, upon receipt of any payment of principal of or any premium or any interest on any registered global security, immediately will credit, on its book-entry registration and transfer system, the participant's accounts with the payments. Those payments will be credited in amounts proportionate to the respective beneficial interests of the participants in the principal amount of the registered global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a registered global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for customer accounts in bearer form or registered in "street name". Those payments will be the sole responsibility of those participants.

     If a depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual debt securities to participants in exchange for such global security. In addition, we may, from time to time, determine not to have any debt securities of such series represented by one or more global securities. In such event, we will issue individual debt securities of such series to participants in exchange for such global security. (Section 3.05).

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     Unless otherwise indicated in the applicable prospectus supplement, in compliance with United States federal tax laws and regulations, bearer securities, including debt securities in global form, may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons, each as defined below, other than to a Qualifying Branch of a United States Financial Institution, as defined below, or a United States person acquiring bearer securities through a Qualifying Branch of a United States Financial Institution. Any underwriters, agents and dealers participating in the offering of debt securities must agree that they will not offer any bearer securities for sale or resale in the United States or to United States persons, other than a Qualifying Branch of a United States Financial Institution or a United States person acquiring bearer securities through a Qualifying Branch of a United States Financial Institution, or deliver bearer securities within the United States. In addition, any such underwriters, agents and dealers must agree to send confirmations to each purchaser of a bearer security confirming that such purchaser represents that it is not a United States person or is a Qualifying Branch of a United States Financial Institution and, if such person is a dealer, that it will send similar confirmations to purchasers from it. The term "Qualifying Branch of a United States Financial Institution" means a branch located outside the United States of a United States securities clearing organization, bank or other financial institution listed under Treasury Regulation Section 1.165-12(c)(1)(iv) that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of
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

the United States Internal Revenue Code of 1986, as amended (which may be referred to in this document as the Code), and the regulations thereunder.

     Bearer securities and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." Under Sections 165(j) and 1287(a) of the Code, holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on bearer securities and must treat as ordinary income any gain realized on the sale or other disposition, including the receipt of principal, of bearer securities.

     The term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and the term "United States" means the United States of America, including the states and the District of Columbia, its territories, its possessions and other areas subject to its jurisdiction.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, the place of payment for a series of debt securities issuable solely as registered securities will be New York, New York. We have initially designated an office of the trustee for this purpose. We may, however, at our option make interest payments on registered securities by:

     - check mailed to the address of the person entitled to such payment as it appears in the security register, or

     - transfer to an account located in the United States maintained by the person entitled to such payment as specified in the security register. (Sections 3.07, 10.01 and 10.02).

     Unless otherwise indicated in the applicable prospectus supplement, we will make payment of any installment of interest on registered securities to the person in whose name the registered security is registered at the close of business on the regular record date for such interest. (Section 3.07).

     Unless otherwise indicated in the applicable prospectus supplement, we will pay the principal of, any premium and any interest on bearer securities, subject to any applicable laws and regulations, at the offices of those paying agents outside the United States that we may designate at various times. If required in connection with any listing of such debt securities on the London Stock Exchange Limited, the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for such debt securities in London or Luxembourg or any city located outside the United States as required by such stock exchange. (Section 10.02). We will specify the initial locations of such offices and agencies in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, payment of principal of, any premium and any interest on bearer securities may be made, at the holder's option, by:

     - check in the currency designated by the bearer security or mailed to an address outside the United States, or

     - transfer to an account in such currency maintained by the person entitled to such payment with a bank located outside the United States. (Sections
       3.07 and 10.02).

     Unless otherwise indicated in the applicable prospectus supplement, we will pay any interest on bearer securities on any interest payment date only upon presentation and surrender of the coupon relating to the interest payment date. (Section 10.01). Unless otherwise indicated in the applicable prospectus supplement, we will not pay principal of or any premium or any interest on any bearer security at any paying agency maintained by us in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any premium and any interest on bearer securities payable in U.S. dollars may be made at any paying agency in the United States if, but only if, payment of the full amount in U.S. dollars at all offices outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. In such case, the trustee must have received an opinion of counsel that such payment within the United States is legal. (Sections 3.07 and 10.02).

     We may from time to time designate additional offices or agencies for payment with respect to any debt securities. We may approve a change in the location of any such office or agency and, except as provided above, rescind the designation of any such office or agency.

     Unless otherwise indicated in the applicable prospectus supplement, all payments of principal of and any premium and any interest on any debt security that is payable in a currency other than U.S. dollars will be made in U.S. dollars in the event that such currency:

     - ceases to be used both by the government of the country that issued the currency and by a central bank or other public institution of or within the international banking community for the settlement of transactions,

     - is the ECU and ceases to be used both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities, or

     - is any currency unit other than the ECU and ceases to be used for the purposes for which it was established. (Section 3.10).

     All moneys we deposit with the trustee or any paying agent for the payment of principal of or any premium or any interest on any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt securities or coupons will look only to us for payment. (Section 10.03).

CONVERTIBLE DEBT SECURITIES

     The terms and conditions upon which any convertible debt securities of a series may be converted into shares of common stock, including the initial conversion price or rate and the conversion period, and other provisions, will be set forth in the applicable prospectus supplement. Please see "Description of Capital Stock".

CERTAIN COVENANTS

     Definitions. The following is a summary of certain defined terms used in the restrictive covenants contained in the indenture:

     - "Restricted Subsidiary" means any of our subsidiaries other than an Unrestricted Subsidiary. "Unrestricted Subsidiary" means any subsidiary we designate as such from time to time. (Section 1.01). Subject to various limitations, we may from time to time designate any Restricted Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Restricted Subsidiary. (Section 10.07). Unrestricted Subsidiaries will not be restricted by the various provisions of the indenture applicable to Restricted Subsidiaries.

     - "Secured Debt" means indebtedness for money borrowed, other than indebtedness among us and our Restricted Subsidiaries, which is secured by a mortgage or other lien on any of our Principal Properties or that of a Restricted Subsidiary or a pledge, lien or other security interest on the stock or indebtedness of a Restricted Subsidiary. (Section 1.01).

     - "Funded Debt" includes (a) indebtedness for money borrowed having a maturity of more than 12 months, (b) certain obligations in respect of lease rentals and (c) the higher of the par value or liquidation value of preferred stock of a Restricted Subsidiary that is not owned by us or a wholly-owned Restricted Subsidiary, but does not include certain debt subordinate to the debt securities. (Section 1.01).

     - "Principal Property" includes any of our real property (including buildings and other improvements) or that of a Restricted Subsidiary, owned at the date of the indenture or later acquired (other than any pollution control facility, cogeneration facility or small power production facility acquired after the date of the indenture), which (i) has a book value in excess of 5% of Shareowners' Equity and (ii) in the opinion of our board of directors is of material importance to the total business conducted by us and our Restricted Subsidiaries as a whole. (Section 1.01).

     - "Sale and Lease-Back Transaction" means, subject to certain exceptions, sales or transfers of any Principal Property owned by us or any Restricted Subsidiary which has been in full operation for more than 180 days prior to such sale or transfer, where the Restricted Subsidiary has or we have the intention of leasing back such property for more than 36 months but discontinuing the use of such property on or before the expiration of the term of such lease. (Section 10.06).

     - "Shareowners' Equity" means, at any date of computation, the aggregate of capital stock, capital surplus and earned surplus, after deducting the cost of shares of our capital stock held in treasury form and determined in accordance with generally accepted accounting principles. (Section 1.01).

     Limitations on Liens. We and our Restricted Subsidiaries are prohibited from creating, incurring, assuming or suffering to exist any secured debt without equally and ratably securing the outstanding debt securities. These restrictions do not apply to:

     - Secured Debt existing at the date of the indenture;

     - liens on property acquired or constructed after the date of the indenture by us or a Restricted Subsidiary and created contemporaneously with, or within 12 months after, such acquisition or the completion of such construction to secure all or any part of the purchase price of such property or to secure all or part of the cost of such construction;

     - mortgages on our property or that of a Restricted Subsidiary created within 12 months of completion of construction of a new plant or plants on such property to secure all or part of the cost of such construction;

     - liens on property existing at the time such property is acquired;

     - liens on stock acquired after the date of the indenture by us or a Restricted Subsidiary if the aggregate cost thereof does not exceed 10% of Shareowner's Equity;

     - liens securing indebtedness of a successor corporation to us to the extent permitted by the indenture;

     - liens securing indebtedness of a Restricted Subsidiary outstanding at the time it became a Restricted Subsidiary;

     - liens securing indebtedness of any person outstanding at the time it is merged with or substantially all its properties are acquired by us or any Restricted Subsidiary;

     - liens on property or on the outstanding shares or indebtedness of a corporation existing at the time such corporation becomes a Restricted Subsidiary;

     - liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing arrangement between us or any Restricted Subsidiary and any federal, state or municipal government or other governmental body or agency;

     - extensions, renewals or replacements of the permitted liens to the extent of their original amounts;

     - liens in connection with government and certain other contracts;

     - certain liens in connection with taxes or legal proceedings;

     - certain other liens not related to the borrowing of money; and

     - certain permitted Sale and Lease-Back Transactions as described under "-- Limitations on Sale and Lease-Back Transactions". (Section 10.05).

     In addition, we and our Restricted Subsidiaries may have Secured Debt without equally and ratably securing the outstanding debt securities if after giving effect thereto the sum of:

     - the amount of such Secured Debt, plus

     - the aggregate value of Sale and Lease-Back Transactions (subject to certain exceptions) described below,

does not exceed 10% of Shareowners' Equity. (Section 10.05).

     Limitations on Sale and Lease-Back Transactions. Sale and Lease-Back Transactions are prohibited unless:

     - we or our Restricted Subsidiaries would be entitled to incur Secured Debt in an amount equal to the amount realizable upon the sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the outstanding debt securities; or

     - an amount equal to the greater of net proceeds of the sale or fair value of the property sold as determined by our board of directors is applied within 180 days of any such transaction

        -- to the retirement of consolidated Funded Debt or our indebtedness or that of a Restricted Subsidiary that was Funded Debt at the time it was created; or

        -- to the purchase of another Principal Property having a value at least equal to such amount; or

        -- the Sale and Lease-Back Transaction involved was an industrial revenue bond, pollution control bond or similar financing arrangement between us or any Restricted Subsidiary and any federal, state, municipal government or other governmental body or agency. (Section 10.06).

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate with or merge into any other entity or transfer our property and assets substantially as an entirety to any other entity, unless:

     - the surviving entity which acquires our property and assets is an entity organized and existing under the laws of the United States, or any state of the United States, and assumes our obligations on the debt securities and any coupons,

     - immediately after giving effect to the transaction, no default or event of default will have occurred or be continuing, and

     - other conditions specified in the indenture are satisfied. (Section
       8.01).

     If we consolidate with or merge into any other entity or we transfer our property and assets substantially as an entirety to any other entity, the successor entity will be substituted as obligor under the indenture and thereafter we shall be relieved of all obligations and covenants under the indenture, the debt securities and any coupons. (Sections 8.01 and 8.02). The indenture also provides that if we consolidate with or merge into any other entity or we transfer our property and assets substantially as an entirety to any other entity, and as a result any Principal Property owned by us or a Restricted Subsidiary would become subject to any mortgage or lien not otherwise permitted by the indenture, we will prior to such transaction secure the debt securities, equitably and ratably with any of our other indebtedness then entitled to be so secured, by a direct lien on such Principal Property and certain other properties. (Section 8.03).

DEFEASANCE AND COVENANT DEFEASANCE

     The applicable prospectus supplement will state if any defeasance provision will apply to the debt securities.

     The indenture contains a provision that, if made applicable to any series of debt securities, permits us to elect (a) to defease and be discharged from most of our obligations with respect to any series of debt securities then outstanding (Section 4.03), or (b) to be released from our obligations under most of our restrictive covenants, including those described above under "Certain Covenants". (Section 10.09). We call the first election "legal defeasance" and the second election "covenant defeasance". To make either election, we must:

     - deposit in trust with the trustee enough of any combination of money or securities evidencing U.S. government obligations to pay the principal of and any premium and any interest on the debt securities;

     - if we have deposited securities for purposes of the defeasance, deliver to the trustee a certificate of independent certified public accountants stating that the securities mature and bear interest at such times as will, together with the deposited money, provide a sufficient amount to pay the principal of and any premium and any interest on the debt securities; and

     - deliver to the trustee an opinion of counsel that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel is to be based on a ruling of the IRS to such effect.

MODIFICATION OF INDENTURE AND WAIVER OF CERTAIN COVENANTS

     In general, our rights and obligations and the rights of holders of debt securities under the indenture may be modified if holders of a majority in principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, the indenture provides that, unless each affected holder agrees, any supplemental indenture may not:

     - change the stated maturity of any debt security;

     - reduce the principal of or premium, if any, or interest on any debt security, or change the currency in which any of the foregoing is payable;

     - impair any rights of conversion of any holder; or

     - reduce the percentage of holders of debt securities of such series whose consent will be required to authorize any supplemental indenture or to waive compliance with the provisions of the indenture. (Section 9.02).

     The holders of a majority in principal amount of the debt securities of any series at the time outstanding may waive compliance by us with certain covenants in the indenture with respect to debt securities of such series. (Section 10.08).

     The indenture provides that in determining whether the holders of the requisite principal amount of the debt securities of a series then outstanding have given any request, demand, authorization, direction, notice, consent or waiver or whether a quorum is present at a meeting of holders of debt securities:

     - the principal amount of an original issue discount security deemed to be outstanding will be the principal due and payable upon acceleration of the maturity thereof;

     - the principal amount of a security denominated in one or more foreign currencies will be deemed to be the U.S. dollar equivalent thereof;

     - the principal amount of any indexed security deemed outstanding will be equal to the principal face amount of the indexed security at original issuance unless otherwise provided by the indenture; and

     - securities owned by us, any obligor upon the securities or any affiliate of us or such obligor will be disregarded and deemed not to be outstanding. (Section 1.01).

     The indenture contains provisions for convening meetings of the holders of debt securities of a series that are issuable in whole or in part as bearer securities. (Section 13.01). A meeting may be called at any time by the trustee, and upon request with proper notice, by us or the holders of at least 10% in principal amount of the outstanding debt securities of the series. (Section 13.02). Except for any consent that must be given by the holders of each debt security affected thereby, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, any resolution with respect to any action that may be taken by the holders of a specified percentage in principal amount of debt securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of holders of the specified percentage in principal amount. Any resolution passed or decision taken at any meeting of holders of debt securities of any series held in accordance with the indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken at a meeting with respect to a consent or waiver which may be given by the holders of a specified percentage greater than a majority in principal amount of the outstanding debt securities of a series, then the persons holding or representing such specified percentage will constitute a quorum. (Section 13.04).

     Together with the trustee, we also may, when authorized by our board of directors, modify the indenture without the consent of the holders for limited purposes, including, but not limited to, adding to our covenants or events of default, and curing ambiguities. (Section 9.01).

DEFAULTS AND CERTAIN RIGHTS ON DEFAULT

     An "Event of Default" is defined under the indenture as any of the following:

     - default for 30 days in payment of any interest;

     - default in payment of principal or premium;

     - default for 90 days after notice in performance of any other covenant in the indenture;

     - certain events of bankruptcy, insolvency, receivership or reorganization; or

     - any other event of default applicable to a particular series of debt securities and described in the applicable prospectus supplement.

     We will furnish to the trustee annually a written statement as to the fulfillment of our obligations under the indenture. In case an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the debt securities of such series then outstanding may declare the principal amount of all the debt securities of such series to be due and payable. The indenture permits such declaration, under certain circumstances, to be rescinded by the holders of a majority in principal amount of the debt securities of the series at the time outstanding. (Sections 5.01, 5.02 and 10.04).

     Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the indenture provides that the trustee is not obligated to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee security or indemnity reasonably satisfactory to it.

     Subject to the provisions for indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the debt securities of any series at the time outstanding and so affected have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

     The holders of a majority in principal amount of the debt securities of any series at the time outstanding may, in certain cases, waive any default except a default in payment of principal of or premium, if any, or any interest on the debt securities of such series. (Sections 5.12, 5.13 and 6.03).

GOVERNING LAW

     The indenture, the debt securities and any coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 1.12).

CONCERNING THE TRUSTEE

     Citibank, N.A., the trustee under the indenture, is one of a number of banks with which we maintain ordinary banking relationships and with which we maintain credit facilities.

     The trustee will perform only those duties that are specifically set forth in the indenture unless an event of default under the indenture occurs and is continuing. In case an event of default occurs and is continuing, the trustee will exercise the rights and powers it has under the indenture using the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs. (Section 6.02).

                 DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON
                               OR PREFERRED STOCK

     The following summarizes the terms of common stock warrants and preferred stock warrants we may issue. This description is subject to the detailed provisions of a stock warrant agreement that we will enter into with a stock warrant agent we select at the time of issue.

GENERAL

     We may issue stock warrants evidenced by stock warrant certificates under the stock warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer stock warrants, the applicable prospectus supplement will describe the terms of the stock warrants, including:

     - the offering price, if any;

     - the number of shares of common or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

     - if applicable, the designation and terms of the preferred stock purchasable upon exercise of the preferred stock warrants;

     - the dates on which the right to exercise the stock warrants begins and expires;

     - certain United States federal income tax consequences;

     - call provisions, if any;

     - the currencies in which the offering price and exercise price are payable; and

     - if applicable, the antidilution provisions of the stock warrants.

     The shares of common stock or preferred stock we issue upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be validly issued, fully paid and nonassessable.

EXERCISE OF STOCK WARRANTS

     You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the exercise price in the form of cash or a check. The stock warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates and the exercise price, the transfer agent will deliver a certificate representing the number of shares of common stock or preferred stock purchased. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

NO RIGHTS AS SHAREOWNERS

     Holders of stock warrants, as such, are not entitled to vote, to consent, to receive dividends or to receive notice as shareowners with respect to any meeting of shareowners, or to exercise any rights whatsoever as shareowners of Rockwell Collins.

            DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

     The following summarizes the terms of the debt warrants we may issue. This description is subject to the detailed provisions of a debt warrant agreement that we will enter into with a debt warrant agent we select at the time of issue.

GENERAL

     We may issue debt warrants evidenced by debt warrant certificates under the debt warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer debt warrants, the applicable prospectus supplement will describe the terms of the debt warrants, including:

     - the offering price, if any;

     - the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants;

     - the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise;

     - if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

     - if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

     - the dates on which the right to exercise the debt warrants begins and expires;

     - certain United States federal income tax consequences;

     - whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

     - the currencies in which the offering price and exercise price are payable; and

     - if applicable, the antidilution provisions of the debt warrants.

     You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in the applicable prospectus supplement. Debt warrant holders, as such, do not have any of the rights of holders of debt securities, except to the extent that the consent of debt warrant holders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, debt warrant holders are not entitled to payments of principal of and interest, if any, on the debt securities.

EXERCISE OF DEBT WARRANTS

     You may exercise debt warrants by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent, with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with your instructions. If less than all the debt warrants evidenced by the debt warrant certificate are exercised, the agent will issue a new debt warrant certificate for the remaining amount of debt warrants.

                              PLAN OF DISTRIBUTION

     We may sell the securities separately or together:

     - through one or more underwriters or dealers in a public offering and sale by them;

     - directly to investors; or

     - through agents.

     We may distribute the securities from time to time in one or more transactions at a fixed price or prices. These prices may be changed from time to time and may be set:

     - at market prices prevailing at the times of sale;

     - at prices related to such prevailing market prices; or

     - at negotiated prices.

     We will describe the method of distribution of the securities in the applicable prospectus supplement.

     Underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     We may agree with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments made by the underwriters, dealers or agents as a result of those civil liabilities.

     We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

     If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

     All securities we offer other than common stock will be new issues of securities with no established trading market. Underwriters may make a market in these securities. However, they are not obligated to make a market and may discontinue market making activity at any time. Therefore, we cannot give any assurances to you as to the liquidity of the trading market for any securities.

     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the issuance of securities offered by this prospectus will be passed upon for us by Chadbourne & Parke LLP. Dewey Ballantine LLP will act as counsel for the underwriters.

                                    EXPERTS

     The financial statements of Rockwell Collins, as of September 30, 1999 and 2000, and for each of the three years in the period ended September 30, 2000, and the related financial statement schedule and the balance sheet of New Rockwell Collins, Inc. (renamed Rockwell Collins, Inc.) as of April 10, 2001 incorporated by reference in this prospectus from our registration statement on Form 10 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which report on the financial statements of Rockwell Collins expresses an unqualified opinion and includes an explanatory paragraph noting that Rockwell Collins had not previously operated as a stand-alone company during the periods presented), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, and documents that are incorporated by reference in this prospectus, contain statements, including certain projections and business trends, accompanied by such phrases as "believes", "estimates", "expects", "could", "likely", "anticipates", "will", "intends", and other similar expressions, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the impact of the terrorist attacks on September 11, 2001 and their aftermath; the timing related to restoring consumer confidence in air travel; the health of the aerospace industry; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation rates, recession, foreign ownership restrictions and other external factors over which we have no control; demand for and market acceptance of new and existing products, including potential cancellation of orders by commercial customers; successful development of advanced technologies; competitive product and pricing pressures; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein or in any prospectus supplement and from time to time in our other SEC filings. These forward-looking statements are made only as of the date hereof.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             ROCKWELL COLLINS, INC.

                                  $750,000,000

                                  COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                PREFERRED STOCK
                                DEBT SECURITIES
                       WARRANTS TO PURCHASE COMMON STOCK
                      WARRANTS TO PURCHASE PREFERRED STOCK
                      WARRANTS TO PURCHASE DEBT SECURITIES

                           -------------------------

                                   PROSPECTUS

                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated costs and expenses, other than underwriting discounts, payable by the registrant in connection with the offering of securities being registered.

                                                                AMOUNT
                                                              ----------
Commission registration fee.................................  $  187,500
*Trustee fees and expenses..................................  $   15,000
*Blue sky fees and expenses.................................  $   10,000
*Printing and engraving.....................................  $   75,000
*Accounting fees and expenses...............................  $    7,500
*Legal fees and expenses....................................  $  200,000
*Transfer agent fees and expenses...........................  $    2,000
*Rating agency fees.........................................  $  602,500
*Miscellaneous expenses.....................................  $    5,000
                                                              ==========
*Total......................................................  $1,104,500

---------------
* Estimated

ITEM 15.  LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to certain limitations. Our restated certificate of incorporation provides that our directors are not liable to Rockwell Collins or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Rockwell Collins or its shareowners, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (4) for any transaction from which a director derived an improper personal benefit.

     The Delaware General Corporation Law provides for indemnification of directors, officers, employees and agents subject to certain limitations. Our amended by-laws and the appendix thereto provide for the indemnification of our directors, officers, employees and agents to the extent permitted by Delaware law. Our directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

ITEM 16.  LIST OF EXHIBITS.

1.a     Form of Underwriting Agreement for Debt Securities.
1.b*    Form of Underwriting Agreement for Common Stock.
1.c*    Form of Underwriting Agreement for Preferred Stock.
1.d*    Form of Underwriting Agreement for Warrants.
4.a.1   Restated Certificate of Incorporation of the Company, filed as Exhibit 4.1 to the Company's Registration Statement on
        Form S-8 (No. 333-63100) (the "Form S-8"), is incorporated herein by reference.
4.a.2   Amended By-Laws of the Company, filed as Exhibit 4.2 to the
        Form S-8, are incorporated herein by reference.

4.a.3      Specimen certificate for Company Common Stock, par value $.01 per share, filed as Exhibit 4.1 to the
           Company's Registration Statement on Form 10, as amended (File No. 001-16445), is incorporated herein by reference.
4.a.4      Rights Agreement dated as of June 28, 2001 by and between the Company and Mellon Investor Services LLC, as
           Rights Agent, filed as Exhibit 4.1 to the Company's current report on Form 8-K dated July 11, 2001, is incorporated herein by reference.
4.b.1      Indenture dated as of November 1, 2001 by and between the Company and Citibank, N.A., as Trustee.
4.b.2*     Form of Debt Security.
4.c.1*     Form of Warrant Agreement for Common Stock, including Warrant Certificate for Common Stock.
4.c.2*     Form of Warrant Agreement for Preferred Stock, including Warrant Certificate for Preferred Stock.
4.c.3*     Form of Warrant Agreement for Debt Securities, including Warrant Certificate for Debt Securities.
4.d*       Certificate of Designation of Preferred Stock.
5          Opinion of Chadbourne & Parke LLP.
12         Statement re: Computation of Ratio of Earnings to Fixed Charges.
23.a       Consent of Deloitte & Touche LLP, independent auditors.
23.b       Consent of Chadbourne & Parke LLP, contained in its opinion filed as Exhibit 5 to this Registration
           Statement.
24         Powers of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors and officers of Rockwell Collins.
25         Form T-1 Statement of Eligibility of Trustee for Indenture.

---------------
* To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act.

ITEM 17.  UNDERTAKINGS.

     A. We hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by us pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (5) To file an application for the purpose of determining the eligibility of the trustee to act under Section 310(a) of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

     B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Rockwell Collins pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Rockwell Collins in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa on the 7th day of November, 2001.

                                          ROCKWELL COLLINS, INC.

                                          By:      /s/ GARY R. CHADICK
                                            ------------------------------------
                                               (Gary R. Chadick, Senior Vice
                                                President, General Counsel and
                                                          Secretary)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed on the 7th day of November, 2001 by the following persons in the capacities indicated:

                     SIGNATURE                                             TITLE
                     ---------                                             -----
                 CLAYTON M. JONES*                   President and Chief Executive Officer (principal
                                                     executive officer) and Director

                 DONALD R. BEALL*                    Chairman of the Board of Directors

                ANTHONY J. CARBONE*                  Director

               MICHAEL P. C. CARNS*                  Director

                RICHARD J. FERRIS*                   Director

               JOSEPH F. TOOT, JR.*                  Director

               LAWRENCE A. ERICKSON*                 Senior Vice President and Chief Financial Officer
                                                     (principal financial officer)

                 PATRICK E. ALLEN*                   Vice President Finance and Treasurer (principal
                                                     accounting officer)

             *By: /s/ GARY R. CHADICK
   ---------------------------------------------
                 (Gary R. Chadick,
                Attorney-in-fact)**

** By authority of the powers of attorney filed as Exhibit 24 to this Registration Statement.

                                 EXHIBIT INDEX

PAGE
NUMBER
------
1.a      Form of Underwriting Agreement for Debt Securities.
1.b*     Form of Underwriting Agreement for Common Stock.
1.c*     Form of Underwriting Agreement for Preferred Stock.
1.d*     Form of Underwriting Agreement for Warrants.
4.a.1    Restated Certificate of Incorporation of the Company, filed as Exhibit 4.1 to the Company's Registration Statement on
         Form S-8 (No. 333-63100) (the "Form S-8"), is incorporated herein by reference.
4.a.2    Amended By-Laws of the Company, filed as Exhibit 4.2 to the
         Form S-8, are incorporated herein by reference.
4.a.3    Specimen certificate for Company Common Stock, par value
         $.01 per share, filed as Exhibit 4.1 to the Company's
         Registration Statement on Form 10, as amended (File No.
         001-16445), is incorporated herein by reference.
4.a.4    Rights Agreement dated June 28, 2001 by and between the
         Company and Mellon Investor Services LLC, as Rights Agent,
         filed as Exhibit 4.1 to the Company's current report on Form
         8-K dated July 11, 2001, is incorporated herein by
         reference.
4.b.1    Indenture dated as of November 1, 2001 by and between the
         Company and Citibank, N.A., as Trustee.
4.b.2*   Form of Debt Security.
4.c.1*   Form of Warrant Agreement for Common Stock, including
         Warrant Certificate for Common Stock.
4.c.2*   Form of Warrant Agreement for Preferred Stock, including
         Warrant Certificate for Preferred Stock.
4.c.3*   Form of Warrant Agreement for Debt Securities, including
         Warrant Certificate for Debt Securities.
4.d*     Certificate of Designation of Preferred Stock.
5        Opinion of Chadbourne & Parke LLP.
12       Statement re: Computation of Ratio of Earnings to Fixed
         Charges.
23.a     Consent of Deloitte & Touche LLP, independent auditors.
23.b     Consent of Chadbourne & Parke LLP, contained in its opinion filed as Exhibit 5 to this Registration Statement.
24       Powers of Attorney authorizing certain persons to sign this
         Registration Statement on behalf of certain directors and
         officers of Rockwell Collins.
25       Form T-1 Statement of Eligibility of Trustee for Indenture.

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* To be filed by amendment or as an exhibit to a report pursuant to Section
  13(a) or 15(d) of the Exchange Act.

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